EXHIBIT 99.1

INCO REPORTS ADJUSTED NET EARNINGS
OF $61 MILLION FOR FIRST QUARTER OF 2003

_________________

(All dollar amounts are expressed in United States currency)

TORONTO, April 15, 2003 – Inco Limited today reported adjusted net earnings1 of $61 million, or 29 cents per share, for the first quarter of 2003, compared with adjusted net earnings of $25 million, or 10 cents per share, for the first quarter of 2002. The adjustments made in arriving at adjusted net earnings for the first quarter of 2003 reflected the exclusion of (1) non-cash unfavourable currency translation adjustments relating to changes in the U.S.-Canadian dollar exchange rate, (2) an income tax benefit from tax rulings and other decisions relating to transactions entered into in prior years, (3) gains from the close out of certain currency hedges covering Inco’s Goro project and (4) a loss on the redemption of convertible debt securities. Net earnings, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), were $30 million, or four cents per share, for the first quarter of 2003, compared with $11 million, or two cents per share, for the first quarter of 2002. The adjustments made in arriving at adjusted net earnings for the first quarters of 2003 and 2002 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

“We benefited from a strong nickel market during the quarter but we continued to face cost challenges at our operations, largely from sources that, as a practical matter, are not controllable,” said Scott Hand, Chairman and CEO. “We are making progress in mitigating the impact of these cost challenges by enhancing the efficiency and productivity of our business and this will remain among our highest priorities.”

1 The adjusted net earnings reported in this release by the Company have not been calculated in accordance with Canadian GAAP, the accounting principles under which the Company’s financial statements are prepared, and there is no standardized definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. The Company previously referred to adjusted net earnings as “normalized” earnings. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why the Company believes adjusted net earnings is useful information.

Chief Executive Officer’s Message

Our first quarter for 2003 was characterized by a nickel market that remained strong despite global economic and geopolitical uncertainties, by our continuing efforts to improve productivity and performance in our operations to offset cost pressures and by progress in advancing our growth projects at Voisey’s Bay and Goro.

Solid Nickel Market Fundamentals

Strong nickel demand in the first quarter has been driven by continued growth in stainless steel production, the largest end-use for nickel, combined with tight stainless steel scrap availability.

Overall Production on Target

We produced 50,228 tonnes (111 million pounds) of nickel during the first quarter, in line with our forecast. We expect that production for 2003 will meet our guidance of 213,000 tonnes (470 million pounds).

At PT International Nickel Indonesia Tbk (“PT Inco”), mine productivity and ore grades both improved during the quarter, and PT Inco exceeded its production target for the quarter. During the quarter, PT Inco completed a furnace rebuild under budget and on time. We plan to continue increasing PT Inco’s plant throughput to meet and eventually exceed its 150 million pound annual design production capacity.

At our Ontario operations, seismic activity curtailed production at one of our mines for a month during the quarter, with production being adversely affected. We plan to make up the shortfall created by this unanticipated event during the balance of 2003. Our planned maintenance shutdown at our Ontario operations will occur in May after 18 months of continuous operations, the longest period we have operated without a planned shutdown since 1980. Our 2003 goal to raise nickel and copper separation at the Ontario matte processing plant is now at the 90.5% separation efficiency level and is on track to meet the 92% efficiency target we set for this important production measure during the second quarter.

In our Manitoba operations, we produced above forecast for the first quarter. We have made progress on the ore blending and other production issues we experienced at these operations during 2002 and expect that they will be solved by the end of the second quarter.

We have continued our efforts throughout our operations to mitigate cost pressures resulting from the changing nature of our mature operations, and from external sources that, as a practical matter, we cannot control. These sources include changes in the U.S.-Canadian dollar exchange rate since a substantial portion of our expenses are incurred in Canadian dollars, higher costs for external feeds we purchase as production declines in our Manitoba mines and higher energy costs and pension expense. Our nickel unit cash cost of sales after by-product credits has also been affected by our lower production of platinum-group metals (“PGMs”) and other by-products as certain PGMs-rich orebodies have reached the end of their lives. We are actively seeking to bring into production new orebodies that will enable us to increase these by-product credits and reduce these unit costs.

The current collective agreement covering our unionized workforce at our Ontario operations expires on May 31 and we have begun contract negotiations with the local union representatives. We are optimistic that we will build on our recent cooperative efforts and reach a settlement acceptable to all parties.

Marketing Developments

Our global marketing presence and focus on value-added products generated a 10-cent premium over the average LME cash nickel price during the quarter, two cents below the premium realized for the first quarter of 2002. During periods of rising nickel prices as we experienced in the first quarter of 2003, our reported premiums are lower than premiums actually realized due to the lag associated with when we record certain contractual sales.

We experienced strong sales throughout the quarter and received a number of requests for nickel from customers that we were unable to meet, particularly given our plan to build, as we previously indicated, some inventory to meet customer requirements during the planned maintenance shutdown in May 2003 at our Ontario operations.

Advancing Our Growth Projects

We made progress in the first quarter in developing our two outstanding nickel projects at Voisey’s Bay and Goro.

Based upon the recently completed zero-based bankable feasibility study (BFS) for this project, our Board approved moving ahead on the initial phase — the mine and concentrator and related facilities and R & D program for the hydrometallurgical processing technology — for our Voisey’s Bay project. The Voisey’s Bay BFS reinforces our confidence that this project will meet its objectives. We plan to begin construction of the 6,000 tonne-per-day mine and concentrator next month with overburden stripping. At our research facilities in Mississauga, Ontario, we are on schedule to complete construction during the second quarter of the mini-pilot plant to test and refine, as part of the R & D program, our proprietary hydrometallurgical technology for processing Voisey’s Bay concentrates.

We remain on target to complete the comprehensive review of our Goro project by July of this year. While the review is underway, we are proceeding with other activities with the objective of positioning Goro to succeed, including augmenting the experienced team we have to guide the project forward. We have also received encouraging support for the project from the French and New Caledonian governments, including a pledge for an efficient regime to complete the remaining local permitting that would be required for the construction and operation of the project.

Executing Our Strategy

In the first quarter we completed two concurrent private offerings of convertible debentures. These offerings will enable us to reduce our financing charges by redeeming our higher cost Series E Preferred Shares and an outstanding issue of convertible debt securities and eliminating the refinancing risk associated with these securities that might have occurred during the construction of the initial phase of the Voisey’s Bay project and the Goro project.

Our focus is clear: to keep our existing operations as cost-effective and profitable as possible; successfully develop Voisey’s Bay and arrive at an acceptable capital cost estimate and development plan for Goro; and keep improving on the best marketing position in the industry. We believe that we have the best metal for building shareholder value. We know what we need to do and we intend to succeed.

I look forward to reporting on our performance again next quarter.

/s/ Scott Hand

Scott Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

        Inco defines adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, the Company believes do not reflect or relate to its ongoing operating performance. Accordingly, the items that are excluded from this calculation would include non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, tax adjustments for tax rulings and other decisions covering transactions in prior years and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, project suspension and similar costs, including related project currency hedging gains and losses, asset impairment charges, losses or gains on debt retirements and, for earnings per share calculations, the premium payable on preferred share redemptions.

        The following table provides for the periods indicated a reconciliation between the Company’s adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

	Net Earnings		Earnings(1) Per Share
(in millions except per share amounts)
	First Quarter		First Quarter
	2003	2002	2003		2002

Adjusted net earnings	$ 61	$ 25	$ 0.29		$ 0.10
Currency translation adjustments	(78)	(1)	(0.43)		(0.01)
Income tax benefit resulting from
favourable tax rulings and
decisions	38	—	0.21		—
Gain on close out of currency
hedges associated with Goro project	11	—	0.06		—
Loss on redemption of 5 3/4%
convertible debentures due 2004	(2)	—	(0.01)		—
Asset impairment charge	—	(13)	—		(0.07)
Redemption premium on Series E
Preferred Shares	n/a	n/a	(0	.08)(1)	—

Canadian GAAP net earnings,
as reported	$ 30	$ 11	$ 0.04		$ 0.02

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(1)	For Canadian GAAP reporting purposes, the redemption premium of $15 million payable in connection with the redemption of the Company's Series E Preferred Shares is, under Canadian GAAP, treated only as a reduction in earnings per share since such premium reduces retained earnings but does not affect earnings.

        The Company believes that its reporting of adjusted net earnings, a calculation that, as noted above, excludes non-cash currency translation adjustments and other items that, given their nature, timing or extent, it believes may obscure trends in the performance of its operations or otherwise not be representative of its ongoing operations, provides its shareholders and investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and helps assess operating performance.

Outlook

        The Company's current estimates for its production for the second quarter of 2003 and the full year 2003 of nickel, copper and platinum-group metals (PGMs), including PGMs produced from purchased material, are as follows, taking into account actual production levels for the first quarter of 2003, and are essentially unchanged for the full year 2003 from the guidance provided on February 4, 2003:

			Second Quarter 2003	Full Year 2003
Nickel	-	tonnes (thousands)	51	213
	-	pounds (millions)	112	470
Copper	-	tonnes (thousands)	23	113
	-	pounds (millions)	50	250
PGMs	-	troy ounces (thousands)	80	355

        As a result of certain trends experienced in the first quarter of 2003, the Company currently projects that its nickel unit cash cost of sales after by-product credits, and the premium it expects to realize over London Metal Exchange (LME) cash nickel prices, for the second quarter of 2003 and the full year 2003 will be $1.80 to $1.85 per pound ($3,969 to $4,079 per tonne) and $0.12 to $0.18 per pound ($265 to $397 per tonne), respectively. As reflected in the table above, the Company has historically experienced, and expects to continue to experience, some quarter-to-quarter variability in production levels of its primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

        The current First Call consensus mean estimate for Inco’s adjusted net earnings per share for 2003 is $1.25 on a diluted basis. Based upon the current consensus for the average LME cash nickel price for 2003 assumed by those analysts whose earnings estimates are included in the First Call consensus, which is understood by Inco to be approximately $3.59 per pound, and the Company’s understanding of their consensus prices for 2003 for Inco’s other metals products, the Company is comfortable, taking into full account the actual results for the first quarter of 2003, with the current First Call consensus estimate for 2003 for Inco’s adjusted net earnings per share, on a diluted basis, of $1.25. The Company’s policy continues to be that it does not publicly forecast where nickel and other metals prices will be in the future given the historic volatility in these prices and the high level of economic uncertainty that currently exists in many of our key geographic markets. The LME cash nickel price averaged $3.75 per pound ($8,270 per tonne) for the January 2 – April 15, 2003 period.

        The Company’s earnings per share estimate represents its estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that the Company does not believe it is in a position to predict with any degree of certainty the impact that they will have, the Company does not provide a reconciliation between its adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

        In terms of the current sensitivity of the Company’s earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in Inco’s realized nickel price over a full year, Inco’s Canadian GAAP net earnings per share (EPS) over that year would change, up or down, by about 14 cents. As reflected in the table below, while Inco’s financial results are most sensitive to changes in the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and the Company has substantial Canadian dollar-denominated liabilities and in movements in nickel prices, they are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices:

CURRENT 2003 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)

	Amount of Change (up or down)	EPS Effect(1)
Realized nickel price	$ 0.10/lb.	$ 0.14
Realized copper price	0.10/lb.	0.09
Realized palladium price(2)	50.00/troy oz	0.03
Realized platinum price(2)	50.00/troy oz	0.01
Realized cobalt price	1.00/lb.	0.01
Cdn.-U.S. exchange rate(3)	0.01	0.12
Fuel oil price (West Texas Intermediate)	1.00/bbl	0.005
Natural gas price	0.10/MM BTU	0.002

(1)	Basic Canadian GAAP net earnings per share
(2)	Includes the impact of hedging activities as of March 31, 2003
(3)	The EPS effect represents $0.08 for a non-cash balance sheet translation effect and $0.04 for operating cost translation effect

        These sensitivities update the information provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risks and Uncertainties – Sensitivities” in our 2002 Annual Report to Shareholders.

Commentary on Results for the First Quarter of 2003

(Tabular amounts are in millions of United States dollars
except per share amounts)

Results of operations

        The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	First	First
Results Summary	Quarter	Quarter
	2003	2002

Net sales	$ 593	$ 506
Operating earnings (loss)	(2)	42
Net earnings	30	11
Net earnings per common share
- basic	0.04	0.02
- diluted	0.04	0.02
Cash provided by (used for) operating activities	(98)	45

        Net earnings were $30 million, or four cents per share (four cents per share on a diluted basis), for the first quarter of 2003, compared with $11 million, or two cents per share (two cents per share on a diluted basis), in the corresponding 2002 period. Results for the first quarter of 2003 included gains of $19 million, or 10 cents per share, associated with the sale or transfer of shares and other interests contributed to or received in conjunction with certain ongoing strategic and other collaborations relating to our primary metals operations. First quarter 2003 results also included the following items: (1) unfavourable non-cash currency translation adjustments of $78 million, or 43 cents per share, (2) an income tax benefit of $38 million, or 21 cents per share, (3) currency hedging gains of $11 million, or six cents per share, realized on the closing out of certain forward currency contracts related to the suspension of the Goro project, (4) a loss of $2 million on the redemption of certain convertible debt securities and (5) with respect to only the calculation of net earnings per share, the premium of $15 million, or eight cents per share, payable upon the redemption of the Company’s Series E Preferred Shares. Currency translation adjustments of $78 million in the first quarter of 2003 were due to the effect of a significant strengthening of the Canadian dollar relative to the U.S. dollar during the quarter on Canadian-dollar denominated liabilities. The income tax benefit of $38 million referred to above related to favourable rulings and other decisions on tax matters from Canadian and other jurisdictions regarding the tax treatment of certain prior period transactions and other issues. First quarter 2003 results also reflected significantly higher average realized prices for nickel, partially offset by higher costs and expenses, lower deliveries of Inco-source nickel and lower realized prices for certain platinum-group metals.

        First quarter 2002 results included unfavourable non-cash currency translation adjustments of $1 million, or one cent per share, and a non-cash after-tax asset impairment charge of $13 million, or seven cents per share, related to certain receivables and other assets arising from commercial relationships with one of our principal customers that had filed for bankruptcy protection in late March 2002.

Net sales

        Net sales increased by 17 per cent to $593 million in the first quarter of 2003, compared with $506 million in the corresponding 2002 period, due to significantly higher average realized prices for nickel, partially offset by lower deliveries of nickel and lower realized prices for platinum-group metals. The decrease in nickel deliveries was primarily due to lower production at our Ontario operations and at our 59 per cent owned subsidiary, PT Inco, as a result of its previously announced furnace rebuild.

Costs and expenses

Cost of sales and operating expenses

        Cost of sales and operating expenses were $419 million in the first quarter of 2003, up 22 per cent from $343 million in the first quarter of 2002, reflecting higher costs and operating expenses for purchased intermediates, energy and employment expenses, and the adverse impact of a strengthening of the Canadian dollar relative to the U.S. dollar. In addition, deliveries of purchased finished nickel in the first quarter of 2003 increased by about 45 per cent compared with the first quarter of 2002. The cost of these purchases reflects market prices and is included in cost of sales.

        Nickel unit cash cost of sales before by-product credits increased to $4,101 per tonne ($1.86 per pound) in the first quarter of 2003 from $3,197 per tonne ($1.45 per pound) in the corresponding 2002 period. This increase was due primarily to the impact of higher costs for and processing of larger volumes of purchased intermediates, lower production, higher energy costs, higher employment and pension expenses, and the unfavourable effect of a strengthening of the Canadian dollar relative to the U.S. dollar. The Canadian dollar, the currency in which a substantial portion of our operating expenses is incurred, strengthened against the U.S. dollar by eight per cent in the first quarter of 2003.

        The Company uses purchased intermediates to increase processing capacity utilization at its Canadian operations. While the cost of purchased intermediates is higher than processing our own mine production and increases as the prevailing prices on which this material is purchased by us, LME cash nickel or other benchmark prices, increases, the price realizations are also higher resulting in margins on these purchases remaining relatively unchanged.

        Nickel production decreased by 16 per cent to 50,228 tonnes (111 million pounds) in the first quarter of 2003, compared with 59,547 tonnes (131 million pounds) in the corresponding 2002 period, reflecting lower ore grades and, as discussed above, curtailed production at the Creighton Mine due to seismic activity at the Ontario operations, and reduced production of nickel in matte at PT Inco attributable to a planned rebuild of a furnace and related facilities that was completed in March 2003. These factors were partially offset by an increase in the quantity of ore mined and the processing of higher volumes of purchased intermediates.

        The increase in energy costs was due to higher consumption of and prices paid for electricity as well as higher prices paid for natural gas at the Ontario operations and higher prices paid for fuel oil at PT Inco after taking into account lower consumption of this energy source.

        Nickel unit cash cost of sales after by-product credits was $4,432 per tonne ($2.01 per pound) in the first quarter of 2003, compared with $3,042 per tonne ($1.38 per pound) in the first quarter of 2002 and $3,814 per tonne ($1.73 per pound) in the fourth quarter of 2002. This increase was principally due to higher nickel unit cash cost of sales before by-product credits and lower contributions from by-products, primarily resulting from higher copper production costs and lower realized prices for two platinum-group metals, palladium and rhodium, partially offset by higher realized prices for copper and platinum. Excluding the costs associated with purchased intermediates, nickel unit cash cost of sales after by-product credits was approximately $3,968 per tonne ($1.80 per pound) in the first quarter of 2003.

Selling, general and administrative

        Selling, general and administrative expenses decreased by 25 per cent to $24 million in the first quarter of 2003, compared with $32 million in the first quarter of the prior year, primarily due to lower accruals for common share appreciation rights expense under our stock compensation plans.

Currency translation adjustments

        Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable, asset retirement obligations and deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $78 million in the first quarter of 2003 were due to the significant strengthening of the Canadian dollar relative to the U.S. dollar during the quarter.

Non-operating items

Interest expense

        Interest expense for the first quarter of 2003 was $14 million, up from $10 million in the corresponding period of 2002. The increase was due to higher average debt outstanding in the first quarter of 2003 relative to the corresponding period in 2002. Interest expense excluded capitalized interest of $13 million in the first quarter of 2003 and $2 million in the first quarter of 2002 on debt incurred to finance the development of the Voisey’s Bay and Goro projects.

Other income, net

        Other income increased by $25 million to $28 million in the first quarter of 2003, compared with $3 million in the first quarter of 2002, due to, as discussed above, gains of $19 million realized from the sale or transfer of shares and other interests contributed to or received in conjunction with strategic and other collaborations relating to our primary metals operations. In addition, currency hedging gains of $11 million were realized on the closing out of certain forward currency contracts and interest income also increased as a result of higher levels of cash and marketable securities in the first quarter of 2003 relative to the corresponding period in 2002. These favourable occurrences were partially offset by a loss of $2 million as noted above on the redemption of our 5¾% Convertible Debentures due 2004. The forward currency contracts, which had been entered into to reduce exposure to exchange rate changes associated with certain planned Goro project expenditures to be incurred in certain currencies, were closed out in early January 2003 since they no longer matched the timing of such expenditures due to their deferral as a result of the comprehensive review of the Goro project currently being undertaken.

Income and mining taxes

        The effective income and mining tax rate in the first quarter of 2003 was significantly affected by the recognition of the income tax benefit discussed above of $38 million and other issues. In addition, the effective income and mining tax rate was affected by significantly higher non-deductible currency translation adjustments, partially offset by non-taxable gains from the sale or transfer of shares and other interests which are not subject to tax as a result of available capital losses and other interests and currency hedging gains included in other income. The effective income and mining tax rate in the first quarter of 2002 was adversely affected by an asset impairment charge where a portion of that charge was not deductible for tax purposes.

Minority interest

        Minority interest increased by $7 million to $8 million in the first quarter of 2003, compared with the corresponding 2002 period, primarily due to the higher earnings of PT Inco.

Cash Flows and Financial Condition

        Cash flow generated from operating activities before changes in working capital was $150 million in the first quarter of 2003, compared with $94 million in the corresponding 2002 period. This increase was primarily due to higher earnings. Cash used for operating activities (after changes in working capital) in the first quarter of 2003 was $98 million, compared with cash provided by operating activities of $45 million in the corresponding quarter of 2002. The lower cash flow after changes in working capital in the first quarter of 2003 reflected higher tax payments relating to the balance of taxes for 2002 payable in the first quarter of 2003, an increase in accounts receivable and a decrease in accounts payable and accrued liabilities in the first quarter of 2003 excluding the treatment of the redemption of the Series E Preferred Shares referred to below.

        Net cash used for investing activities increased to $164 million in the first quarter of 2003, compared with $68 million in the comparable quarter of 2002. The increase was primarily due to higher planned capital expenditures, mainly in respect of the Voisey’s Bay and Goro projects.

        Net cash provided by financing activities was $421 million in the first quarter of 2003, compared with net cash used for financing activities of $41 million in the first quarter of 2002. In March 2003, we issued and sold in concurrent private offerings (i) $273 million amount payable at maturity of Convertible Debentures due March 14, 2023, representing $249 million in gross proceeds to us, and (ii) $227 million aggregate principal amount of Subordinated Convertible Debentures due March 14, 2052. The total combined gross proceeds were $476 million from these two issues of convertible debt securities. The net cash proceeds of $470 million received from the concurrent private offerings, after commissions and other expenses, will, as discussed below, enable us to redeem (i) our Series E Preferred Shares, and (ii) $173 million aggregate principal amount of our 5¾% Convertible Debentures due 2004. For Canadian reporting purposes, these convertible securities have been recorded as

$114 million of debt and $356 million of equity. For United States reporting purposes, these convertible securities have been recorded as debt.

        On March 28, 2003, we announced that we would exercise our optional right to redeem all of our issued and outstanding Series E Preferred Shares having a $472 million aggregate liquidation preference and which are subject to mandatory redemption in 2006, with such redemption to be effective May 1, 2003. We also intend to redeem all of our outstanding $173 million aggregate principal amount of 5¾% Convertible Debentures due 2004 on May 1, 2003. The total aggregate redemption price for the Series E Preferred Shares will be approximately $487 million, including a total redemption premium of approximately $15 million based upon the $50 issue price per Series E Preferred Share. The total aggregate redemption price for the $173 million aggregate principal amount of 5¾% Convertible Debentures due 2004 will be approximately $178 million, including approximately $3 million in accrued interest.

        These redemptions have been accounted for in the first quarter of 2003 by reclassifying the carrying value of the securities as current liabilities and accruing for the redemption premiums referred to above.

        At March 31, 2003, cash and marketable securities were $1,246 million, compared with $1,087 million at December 31, 2002. Total debt was $1,714 million at March 31, 2003, up from $1,643 million at December 31, 2002. Total debt as a percentage of total debt plus shareholders’ equity was 32 per cent at March 31, 2003, compared with 30 per cent at December 31, 2002.

Accounting changes

(a) Expensing cost of stock options

        Effective January 1, 2003, we changed our accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees in 2003 and in future years. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model. As a result of this change in accounting, which was applied prospectively, an expense of $1 million was recorded in the first quarter of 2003 to reflect the fair value of stock options granted to employees in the first quarter of 2003.

(b) Asset retirement obligations

        Effective January 1, 2003, we adopted a new accounting standard relating to asset retirement obligations. Under this new standard, retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, the deficit increased by $18 million at January 1, 2003, property, plant and equipment increased by $37 million at December 31, 2002, deferred income and mining taxes decreased by $12 million at December 31, 2002, and the asset retirement obligation increased by $67 million at December 31, 2002.

Access to Webcast of Quarterly Conference Call

As previously announced, interested investors can listen to our first quarter 2003 results conference call with the investment community on a live, listen-only basis, or access the archival of the call through the Internet or toll-free telephone call in North America.

The conference call is scheduled for April 16, 2003 beginning at 3:00 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service, Canada Newswire, at www.newswire.ca/webcast, at least five minutes before the start of the call. Slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing through www.newswire.ca/webcast by clicking on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on the homepage.

The archival webcast of the conference call can be accessed via the Internet through www.newswire.ca/webcast. A recording of the conference call can be accessed by telephone until 11:59 p.m. (Toronto time) on April 23 at 1-800-558-5253 in North America and by entering the reservation number 21136424. This recording is also available outside North America by dialing (416) 626-4100.

This news release contains forward-looking statements regarding the Company’s nickel, copper and precious metals production levels and costs, its position as a low-cost producer of nickel, capital expenditures, premiums realized on its metals prices, sensitivity of financial results to changes in nickel and other metals prices, exchange rates and interest, energy and other costs, its Goro and Voisey’s Bay projects and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, the Company’s deliveries, production levels , production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits, hedging activities, the Canadian-U.S. dollar and other exchange rates, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, engineering and construction timetables for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and labour relations and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

IN 04/03

For further information:

Media Relations:	Steve Mitchell	(416) 361-7950
Investor Relations:	Sandra Scott	(416) 361-7758

or www.inco.com

Key Financial and Operating Statistics

	First Quarter

Average Realized Prices	2003	2002

Nickel(1) - per tonne	$ 8,582	6,482
- per pound	3.89	2.94
Copper - per tonne	1,714	1,639
- per pound	0.78	0.74
(1) Including intermediates
LME Average Cash Prices
Nickel - per tonne	$ 8,346	6,207
- per pound	3.79	2.82
Copper - per tonne	1,663	1,557
- per pound	0.75	0.71
Deliveries
Nickel in all forms (tonnes)
- Inco-source	45,870	53,189
- Purchased finished	7,968	5,489

	53,838	58,678

Copper (tonnes)	36,253	32,021

Cobalt (tonnes)	326	374

(in thousands)
Platinum-group metals (troy ounces)	88	90

Gold (troy ounces)	18	19

Silver (troy ounces)	410	420

Nickel Production and Unit Costs
Nickel production
in all forms (tonnes)	50,228	59,547

Nickel unit cash cost of sales
before by-product credits
- per tonne	$ 4,101	3,197
- per pound	1.86	1.45
Nickel unit cash cost of sales
after by-product credits
- per tonne	4,432	3,042
- per pound	2.01	1.38
Finished nickel inventories
at end of period (tonnes)	27,473	31,024

Operating Earnings (Loss) (in
millions)
Canadian and U.K. Operations	$ 50	64
PT Inco	24	5
Corporate and other	(76)	(27)

	$ (2)	$ 42

Inco Limited

Consolidated Statement of Earnings

(Unaudited)

Three months ended March 31	2003	2002
(in millions of United States dollars except per share amounts)

Net sales	$ 593	$ 506

Costs and operating expenses
Cost of sales and operating expenses	419	343
Depreciation and depletion	63	64
Selling, general and administrative	24	32
Research and development	5	3
Exploration	6	4
Currency translation adjustments	78	1
Asset impairment charge	--	17

Total costs and operating expenses	595	464

Operating earnings (loss)	(2)	42
Interest expense	14	10
Other income, net	(28)	(3)

Earnings before income and mining taxes and minority interest	12	35
Income and mining taxes	(26)	23

Earnings before minority interest	38	12
Minority interest	8	1

Net earnings	30	11
Dividends on preferred shares	(6)	(6)
Accretion of convertible debt	(2)	(1)
Premium on redemption of preferred shares	(15)	—

Net earnings applicable to common shares	$ 7	$ 4

Net earnings per common share
Basic	$ 0.04	$ 0.02

Diluted	$ 0.04	$ 0.02

Inco Limited

Consolidated Balance Sheet

(Unaudited)

	March 31,	December 31,
(in millions of United States dollars)	2003	2002

(Restated)
ASSETS
Current assets
Cash and marketable securities	$ 1,246	$ 1,087
Accounts receivable	321	251
Inventories	595	576
Other	84	73

Total current assets	2,246	1,987
Property, plant and equipment	6,567	6,382
Deferred charges and other assets	225	208

Total assets	$ 9,038	$ 8,577

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Long-term debt due within one year	$ 282	$ 97
Accounts payable	282	338
Accrued payrolls and benefits	116	118
Other accrued liabilities	659	210
Income and mining taxes payable	46	167

Total current liabilities	1,385	930
Deferred credits and other liabilities
Long-term debt	1,432	1,546
Deferred income and mining taxes	1,514	1,352
Post-retirement benefits	519	475
Asset retirement obligation	128	119
Minority interest	375	368

Total liabilities	5,353	4,790

Shareholders' equity
Convertible debt	596	238

Preferred shares	—	472

Common shareholders' equity
Common shares issued and outstanding 183,496,950	2,775	2,771
(2002 - 183,238,351 shares)
Warrants	62	62
Contributed surplus	560	559
Contingently issuable equity	20	—
Deficit	(328)	(335)

	3,089	3,057

Contingently issuable equity	—	20

Total shareholders' equity	3,685	3,787

Total liabilities and shareholders' equity	$ 9,038	$ 8,577

Inco Limited

Consolidated Statement of Cash Flows

(Unaudited)

Three months ended March 31	2003	2002
(in millions of United States dollars)

Operating activities
Earnings before minority interest	$ 38	$ 12
Charges (credits) not affecting cash
Depreciation and depletion	63	64
Deferred income and mining taxes	17	(3)
Asset impairment charge	—	17
Other	32	4
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(70)	(51)
Inventories	(20)	—
Accounts payable and accrued liabilities	(41)	8
Income and mining taxes payable	(121)	7
Other	4	(13)

Net cash provided by (used for) operating activities	(98)	45

Investing activities
Capital expenditures	(163)	(72)
Other	(1)	4

Net cash used for investing activities	(164)	(68)

Financing activities
Repayments of long-term debt	(46)	(37)
Convertible debt issued	470	—
Common shares issued	4	3
Preferred dividends paid	(6)	(6)
Dividends paid to minority interest	(1)	(1)

Net cash provided by (used for) financing activities	421	(41)

Net increase (decrease) in cash and marketable securities	159	(64)
Cash and marketable securities at beginning of period	1,087	306

Cash and marketable securities at end of period	$ 1,246	$ 242